UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2010

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On September 8, 2010, Chaparral Energy, Inc. (referred to herein as “we,” “us” and “our”) commenced a private placement of $300.0 million of our senior notes due 2020 (the “Senior Notes”). Attached as Exhibit 99.1 to this Current Report is the form of presentation we expect to use in connection with presentations to certain prospective investors in the private placement. Because the offering is intended to be a private placement, the form of investor presentation has been redacted to remove all information describing the offering or the terms of the Senior Notes being offered.

The notice contained in this Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Note Regarding Non-GAAP Financial Measures

The investor presentation attached as an exhibit hereto contains certain references to adjusted EBITDA and PV-10 value, which are non-GAAP financial measures, as defined under Regulation G of the rules and regulations of the SEC.

Adjusted EBITDA

Management uses adjusted EBITDA as a supplemental financial measurement to evaluate our operational trends. Items excluded from net income generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring our overall operating performance. In addition, adjusted EBITDA is generally consistent with the Consolidated EBITDAX ratio that is used in the covenant calculation required under our senior secured revolving credit facility. We consider compliance with this covenant to be material. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.

We define adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest; (2) income taxes; (3) depreciation, depletion and amortization; (4) unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments; (5) non-cash change in fair value of non-hedge derivative instruments; (6) interest income; (7) non-cash deferred compensation expense; (8) gain or loss on disposed assets; and (9) impairment charges and other significant, unusual, non-cash charges. Through March 31, 2010, our calculation of adjusted EBITDA excluded any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization, in accordance with the terms of our prior credit facility.

In July 2010, we amended the definition of Consolidated EBITDAX in our senior secured revolving credit facility to (1) permit cash proceeds received from the monetization of derivatives to be included in the calculation of Consolidated EBITDAX, to the extent that such monetizations, in any period between scheduled redeterminations, do not exceed 5% of the borrowing base then in effect, and (2) permit the exclusion from the calculation of Consolidated EBITDAX of up to $4.5 million in one-time cash expenses associated with our financing transactions that were incurred and paid during the second quarter of 2010. As a result, beginning with the second quarter of 2010, we have changed our calculation of adjusted EBITDA to include cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization, to the extent permitted by our senior secured revolving credit facility. However, we have not changed our calculation of adjusted EBITDA to exclude our one-time cash expenses associated with our financing transactions. As a result of the permitted exclusion of these expenses, our Consolidated EBITDAX as calculated for covenant compliance purposes is approximately $2.3 million higher than our adjusted EBITDA for the six months ended June 30, 2010.

The following table provides a reconciliation of our net income (loss) to adjusted EBITDA for the specified periods:

	Year Ended December 31,			Six months ended June 30, 2009	Six months ended June 30, 2010	Twelve months ended, June 30, 2010
(dollars in thousands)	2007	2008	2009
Net income (loss)	$(4,793)	$(54,750)	$(144,318)	$(142,548)	$50,342	$48,572
Interest expense	87,656	86,038	90,102	45,184	42,327	87,245
Income tax expense (benefit)	(2,745)	(34,386)	(85,936)	(89,178)	32,409	35,651
Depreciation, depletion, and amortization	85,842	101,973	104,734	55,899	49,588	98,423
Unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments	8,343	(12,549)	(21,752)	(18,759)	7,687	4,694
Non-cash change in fair value of non-hedge derivative instruments	23,031	(89,554)	149,106	115,158	(54,578)	(20,630)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from monetization date excluded from EBITDA	—	—	(102,352)	(102,352)	—	—
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from monetization date included in EBITDA	—	—	—	—	9,418	9,418
Interest income	(755)	(409)	(283)	(172)	(112)	(223)
Stock-based compensation expense (gain)	831	(306)	1,145	631	867	1,381
Gain on disposed assets	(712)	(177)	(10,463)	(9,005)	(74)	(1,532)
Loss on impairment of oil and natural gas properties	—	281,393	240,790	240,790	—	—
Loss on impairment of ethanol plant	—	2,900	—	—	—	—
Loss on litigation settlement	—	—	2,928	2,928	—	—

Adjusted EBITDA	$196,698	$280,173	$223,701	$98,576	$137,874	$262,999

PV-10 value

PV-10 value is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 value is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 value is equal to the standardized measure of discounted future net cash flows at a specified date before deducting future income taxes, discounted at 10%. We believe that the presentation of the PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes, and it is a useful measure of evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. However, PV-10 value is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 value measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves as of the specified dates.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2009 for our major areas of operation:

(dollars in millions)	PV-10 value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid-Continent	$1,045.0	$256.1	$788.9
Permian Basin	148.8	51.0	97.8
Gulf Coast	57.3	18.6	38.7
Ark-La-Tex	22.4	8.6	13.8
North Texas	30.9	10.7	20.2
Rocky Mountains	19.1	7.1	12.0

Total	$1,323.5	$352.1	$971.4

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2008 for our major areas of operation:

(dollars in millions)	PV-10 value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid-Continent	$636.7	$111.5	$525.2
Permian Basin	163.8	37.9	125.9
Gulf Coast	78.7	19.7	59.0
Ark-La-Tex	18.4	2.3	16.1
North Texas	21.9	4.8	17.1
Rocky Mountains	13.2	1.5	11.7

Total	$932.7	$177.7	$755.0

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2007 for our major areas of operation:

(dollars in millions)	PV-10 value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid-Continent	$2,041.2	$631.5	$1,409.7
Permian Basin	306.8	116.1	190.7
Gulf Coast	139.6	62.6	77.0
Ark-La-Tex	62.5	22.6	39.9
North Texas	65.3	26.1	39.2
Rocky Mountains	56.6	19.1	37.5

Total	$2,672.0	$878.0	$1,794.0

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 8, 2010	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit Number	Description

99.1	Investor Presentation